Exhibit 10.2

REDEVELOPMENT PROJECT AGREEMENT

BY and among

The City of Dubuque, Iowa,

dubuque initiatives,

AND

FLEXSTEEL INDUSTRIES, INC.

THIS REDEVELOPMENT PROJECT AGREEMENT (“this Agreement”), dated for reference purposes the 15th day of _May __________, 2017, by and among the City of Dubuque, Iowa, a municipality (City), established pursuant to the Iowa Code and acting under authorization of Iowa Code Chapter 403, as amended (Urban Renewal Act), Dubuque Initiatives, an Iowa not for profit corporation (Initiatives), and Flexsteel Industries, Inc., a Minnesota corporation, with its principal place of business in Dubuque, Iowa (Flexsteel).

WITNESSETH:

WHEREAS, the parties desire to formalize their understanding regarding the redevelopment of a certain tract of land located in the City and County of Dubuque;

WHEREAS, the tract of land is more particularly described as follows (hereinafter “the Property”): Tax Parcel Numbers:

●	1011426003 (30.00 acres);

●	1011426004 (8.36 acres);

●	1013101001 (0.26 acres);

●	1011427004 (0.83 acres); and

●	1014230001 (3.73 acres) excluding a parcel of real estate at the Southwest corner of Flexsteel’s parking lot located at the Northeast corner of 32nd and Jackson Streets, Dubuque, Iowa, consisting of approximately 35,680 square feet and having a street address of 3250 Jackson Street (American Trust branch).

(Complete legal description to be provided pursuant to abstract of title)

WHEREAS, Property was most recently used as an industrial facility by Flexsteel who has entered into a Development Agreement to build a new industrial facility and retain employment in the City and County of Dubuque;

WHEREAS, Flexsteel desires to donate the Property to Initiatives, a not for profit community development organization;

WHEREAS, the parties believe that the redevelopment and utilization of the Property pursuant to this Agreement, and the fulfillment generally of this Agreement, are in the vital and best interests of the citizens of the City and County of Dubuque and in accord with the public purposes and provisions of the applicable federal, state and local laws and the requirements under which this Agreement is undertaken and is being assisted;

WHEREAS, the parties have determined that this Agreement will remove a potential source of brownfield and blight concerns on the community’s north-side and be transformational in scope by providing for the expansion of desirable uses both within the urban core of the community and into the surrounding county;

NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

SECTION 1.     POSSESSION OF THE PROPERTY.

1.1       Flexsteel shall promptly provide Initiatives with a copy of all environmental consulting or engineering reports, separate laboratory analysis reports, and other material information and data received by Flexsteel regarding the environmental condition of the Property, or which are otherwise received or generated pursuant to this Agreement.

1.2       It is agreed that Flexsteel will donate the Property to Initiatives. It is agreed that upon completion of all appropriate inquiry and a mutually agreed upon Property transition plan, and upon vacation of the Property by Flexsteel, Initiatives will accept title to and possession of the Property and will be the owner of the Property. In no event, shall the period of time between Flexsteel’s total vacation from the Property and acceptance of title and possession of the Property by Initiatives exceed forty-five (45) days. Provided, however, the transfer shall not occur earlier than six (6) months from the date hereof to allow Initiatives to review the environmental aspects of the property and obtain bids or proposals for the work required to be completed hereunder. Nothing in this Agreement creates any ownership right or responsibility for the other parties, nor do such parties accept any ownership right or responsibility. Initiatives shall control the daily management and decisions regarding the redevelopment of the Property, but the final sale or disposition of all or any portion of the Property shall require consent of all parties.

1.3       Upon receipt of written notice from Initiatives accepting the donation, Flexsteel, at its expense, shall promptly obtain an abstract of title to the Property continued through the date of notice of acceptance which shall show merchantable title held by Flexsteel in conformity with Iowa law and Title Standards of the Iowa State Bar Association. Flexsteel shall make every reasonable effort to promptly perfect title. If closing is delayed due to Flexsteel’s inability to provide marketable title, this Agreement shall continue in force and effect until either party rescinds this Agreement after giving ten (10) days written notice to the other party. At the closing, the abstract shall become the property of Initiatives. Flexsteel shall pay the costs of any additional abstracting and title work due to any act or omission of Flexsteel, including transfers by Flexsteel or its assignees. At the closing, Flexsteel shall convey the Property to Initiatives by Warranty Deed, free and clear of all liens, restrictions, and encumbrances. General warranties of the title shall extend to the time of delivery of the deed excepting liens and encumbrances suffered or permitted by Initiatives. The warranty deed shall contain a covenant providing that the Property may not be used for any use less intense than the Light Industrial zoning designation under City’s applicable zoning ordinances unless the proposed owner or user of the Property agrees to pay any and all costs incurred due to the less intense use, including but not limited to, any additional Environmental Remediation Costs.

1.4       City will not, and Flexsteel will not after conveyance of the Property to Initiatives, under any circumstances accept ownership of the Property.

SECTION 2.     FUNDING OF DEMOLITION AND REMEDIATION OF THE PROPERTY.

2.1       From funds received by City from Dubuque County, Iowa (the “County”) from the sale of property in Dubuque Industrial Center South First Addition (the “Development Property”), upon receipt of $1,320,000 City shall contribute $660,000 to an escrow agent mutually agreed to by the parties (the “City Escrow Agent”), to be held in escrow (the “City Escrow”) for a period of 10 years or until the City Escrow funds are fully expended pursuant to the terms of this Agreement.

2.2       From additional funds received by City from the County from the sale of the Development Property in the amount of and upon receipt of $300,000 per year from the County, City shall contribute $300,000 a year for a period of six (6) years to the City Escrow and a final payment in the seventh year of $200,000. The City payment shall commence on or before July 1, 2018, and shall continue on the 1st day of July of each year thereafter until the total of such payments is $2,000,000; provided, however, as follows:

A.       In the event that the Property is sold prior to the payment by City of all such funds to the City Escrow, after payment by and reimbursement of Initiatives from the City Escrow of all Reimbursable Expenses and Costs and Recurring Expenses, City may discontinue such payments to the City Escrow.

B.        In the event that all structures are properly demolished, as determined by agreement of Initiatives and City, and prior to the payment by City of all such funds to the City Escrow, City shall be required to pay to the City Escrow only such funds as are necessary for payment by and reimbursement of Initiatives from the City Escrow of all Reimbursable Expenses and Costs and Recurring Expenses, pursuant to statements provided by Initiatives to City.

C.       In the event prior to the payment by City of all such funds to the City Escrow, sufficient funds are received from grants or funds from sources other than the parties to this Agreement or Dubuque County for Demolition Costs, City shall be required to pay to the City Escrow only such funds as are necessary for payment by and reimbursement of Initiatives from the City Escrow of all Reimbursable Expenses and Costs and Recurring Expenses, pursuant to statements provided by Initiatives to City.

D.         If any funds remain in the City Escrow upon the occurrence and satisfaction of the conditions in (A), (B), or (C), such remaining funds shall be distributed as follows:

(1)       To the City that percentage of the remaining funds equal to $660,000, divided by the sum of $660,000 plus the total payments made by City to the City Escrow under section 2.2 and

(2)       The balance to Dubuque County. For example, if the County contributes $2,000,000, the formula would be $660,000/$2,660,000 equals 24.8% which is the City share of such remaining funds and Dubuque County gets the remainder of the funds.

2.3       The total of all City payments to the City Escrow shall be $2,660,000 (“City Escrow Funds”).

2.4       Non-Appropriation.

A.       Notwithstanding anything in this Agreement to the contrary, the obligation of City to pay any installment to the City Escrow shall be an obligation limited to currently budgeted funds, and not a general obligation or other indebtedness of City or a pledge of its full faith and credit within the meaning of any constitutional or statutory debt limitation, and shall be subject in all respects to the right of non-appropriation by the City Council of City as provided in this Section. City may exercise its right of non-appropriation as to the amount of the installments to be paid during any fiscal year during the term of this Agreement without causing a termination of this Agreement. The right of non-appropriation shall be exercised only by resolution affirmatively declaring City’s election to non-appropriate funds otherwise required to be paid in the next fiscal year under this Agreement.

B.       In the event the City Council of City elects to not appropriate sufficient funds in the budget for any future fiscal year for the payment in full of the installment due and payable in that future fiscal year, then City shall have no further obligation for the payment of any installments due in that future fiscal year which cannot be paid with the funds then appropriated for that purpose.

C.       The right of non-appropriation reserved to City in this Section is intended by the parties, and shall be construed at all times, so as to ensure that City’s obligation to pay future installments to the City Escrow shall not constitute a legal indebtedness of City within the meaning of any applicable constitutional or statutory debt limitation prior to the adoption of a budget which appropriates funds for the payment of that installment or amount. In the event that any of the provisions of this Agreement are determined by a court of competent jurisdiction to create, or result in the creation of, such a legal indebtedness of City, the enforcement of the said provision shall be suspended, and the Agreement shall at all times be construed and applied in such a manner as will preserve the foregoing intent of the parties, and no event of default shall be deemed to have occurred as a result thereof. If any provision of this Agreement or the application thereof to any circumstance is so suspended, the suspension shall not affect other provisions of this Agreement which can be given effect without the suspended provision, and to this end the provisions of this Agreement are severable.

D.       If City’s non-appropriation is exercised any funds received by City from Dubuque County and not contributed to the City Escrow must be returned to Dubuque County.

2.5       The cost of demolition of structures on the Property, including the cost to survey, remove, and dispose of any asbestos or other hazardous building materials that are part of the structure, (the “Demolition Costs”) shall be shared by City and Initiatives as follows:

A.       City’s Share: Up to a maximum of $2,660,000 to be paid only out of the City Escrow Funds and only after depletion of the Initiatives Escrow Funds of $2,660,000 which shall be provided by Flexsteel, as set forth below in Section 2.6. Funds from the City Escrow may be used only for Demolition Costs and to pay Reimbursable Costs and Expenses and Recurring Costs of Initiatives.

B.       In no event shall City’s Share of the Demolition Costs exceed $2,660,000.

C.       Any Demolition Costs in excess of the funds in the Initiatives Escrow and the City Escrow (and any additional funds the parties may obtain for such purposes) shall be paid by Initiatives.

D.       Flexsteel’s share of the Demolition Costs shall be limited to the amount of the Initiatives Escrow. Flexsteel shall be responsible for any costs associated with the review, removal or remediation of Hazardous Substances from the Property as required by any Environmental Law, except for costs related to asbestos removal from any structures on the Property (the “Environmental Remediation Costs”). It is the parties’ intent that Flexsteel shall be responsible for any and all subsurface Environmental Remediation Costs and shall hold harmless and indemnify City and Initiatives from and against any such costs.

E.       Contingent upon the successful application and receipt of funding of up to $1,000,000 from the Iowa Economic Development Agency (“IEDA”), the parties agree that up to $500,000.00 shall be available for use in any legally required subsurface remediation of the Property.

F.       Initiatives shall pay to the City Escrow Agent that Agent’s proper and reasonable fees and expenses, which fees and expenses may be paid from the

City Escrow as a Recurring Expense.

2.6       Flexsteel shall fully fund an escrow account (the “Initiatives Escrow”) with not less than Two Million Six hundred and Sixty Thousand Dollars ($2,660,000) which shall be available to reimburse Initiatives for all Reimbursable Costs and Expenses, including Demolition Costs and Environmental Remediation Costs, and all Recurring Costs. Flexsteel shall fund $50,000.00 of such escrow upon execution of this Agreement (for use by Initiatives to pay costs and expenses associated with Initiatives’ obligations hereunder) and shall fund the balance of the Initiatives escrow at the closing on the Property. The terms of the Initiatives Escrow and the identity of the Escrow Agent shall be mutually agreed by Initiatives and Flexsteel. Initiatives shall provide Flexsteel with estimated budgets and proposed contracts related to the above-ground demolition and remediation which, if approved in writing by Flexsteel, may be used by the Escrow Agent for disbursements to Initiatives. Escrow Agent may require such reasonable information and documentation as required to verify expenditures. In the event Flexsteel and Initiatives elect to proceed with Early Demolition Work, pursuant to paragraph 3.6 below, prior to initiation of such work Flexsteel shall fund the Initiatives Escrow with funds equal to one and one-half times the amount of any bid or estimate for the Early Demolition Work. Any such funds paid shall be a portion of the $2,660,000.00 required to be paid hereunder.

2.7       In the event Initiatives applies for any funding sources for the environmental review and environmental remediation of the Property, City and Flexsteel agree to provide reasonable cooperation in the application process. Any agreement to accept funding for environmental review or remediation of the Property shall be subject to the approval of City and Flexsteel, both in their sole discretion. In no event, however, will City or Flexsteel agree to any funding which requires that City or Flexsteel accept or assume ownership of the Property. In no event will City agree to funding which requires City to accept any environmental liability for the Property.

SECTION 3.     FUNDING THE ESCROW ACCOUNTS AND ADMINISTRATION OF THE ESCROW ACCOUNTS.

3.1       The City Escrow Agent shall hold, in accordance with the terms and conditions set forth in this Agreement, the City Escrow Funds for the purposes of (a) funding City’s contribution, as set forth in Sections 2.1 and 2.2, of Demolition Cost incurred by Initiatives after May 1, 2017; and (b) paying to City that portion of the City Escrow Funds, including all interest and earnings thereon, not used by Initiatives to pay City’s contribution to the Demolition Costs. Upon written notification of authorization to disburse funds executed by City and Initiatives, the City Escrow Agent shall pay City Escrow Funds directly to the party or parties in such amounts as are directed. On the date ten (10) years following the date of initial contribution by City of $660,000 to the City Escrow Fund, unless earlier released due to sale of the Property, the Escrow Agent shall pay to City the remaining City Escrow Funds, and all interest or other earnings on the City Escrow Funds.

3.2       The City Escrow Funds are deemed public funds of the City until disbursed to Initiatives or other parties in accordance herewith. Accordingly said funds must only be invested by the Escrow Agent in accordance with City policy for investment of public funds. City guidance on approved investment parameters for the Escrow Agent to follow are attached hereto as Exhibit A. Deviation from said guidance without prior written approval of the City shall not be permitted.

3.3       Demolition Costs are only eligible for reimbursement from the City Escrow Funds within 10 years of the date of initial contribution by City of $660,000 to the City Escrow.

3.4       Any costs incurred by Initiatives or its successors that are reimbursed from any federal or state programs, insurance, or any other third parties, are not eligible for reimbursement from the City Escrowed Funds.

3.5       Initiatives shall demolish all structures and conduct above-ground remediation on the Property with the costs thereof paid first from the Initiatives Escrow and then, after the Initiatives Escrow Fund has been exhausted, from the City Escrow Fund. Any Demolition Costs in excess of the aggregate funds in the Initiatives Escrow and the City Escrow (and any additional funds obtained by the parties for such expenses) shall be paid by Initiatives. Flexsteel shall then complete any under-ground environmental removal and/or remediation required by law or any governmental agency. Flexsteel shall not be required to remediate the Property for any use other than light industrial use. The warranty deed conveying the Property to Initiatives shall contain a covenant providing that the Property may not be used for any use less intense than the Light Industrial zoning designation under City’s applicable zoning ordinances unless the proposed owner or user of the Property agrees to pay any and all costs incurred due to the less intense use, including but not limited to, any additional Environmental Remediation Costs.

3.6       It is the intent of the parties that demolition of structures by Initiatives shall begin as soon as possible after the transfer of title to the Property to Initiatives, and that all above-ground and under-ground remediation shall be completed within ten (10) years from the date of transfer of title. Initiatives shall hold Flexsteel harmless for any Demolition Costs which exceed the investment made by Flexsteel. Flexsteel shall hold harmless and indemnify Initiatives from any Environmental Remediation Costs, including any expenses associated with migration of pollutants on to or from the Property or any other required subsurface remediation work. Upon mutual agreement by Flexsteel and Initiatives, Initiatives may access the Property after the execution hereof and prior to vacation of the entirety of the Property and begin demolition of certain agreed upon structures on the Property (“Early Demolition Work”). Any contracts or other agreements related to Early Demolition Work shall be approved by Flexsteel prior to commencement of work. In the event the parties mutually agree to proceed with Early Demolition Work, Flexsteel agrees to indemnify Initiatives from and against any damages, claims or causes of action that arise from or are in any way related to the Early Demolition work, with the exception of any negligent, misrepresentation, misconduct, or unlawful act of Initiatives.

3.7       To the extent that the demolition and above-ground remediation is completed and funds remain in the Initiatives Escrow Fund, those funds may be used for any under-ground remediation required by law or any governmental agency. To the extent that the demolition and above-ground remediation is completed and no under-ground remediation is required by law or any governmental agency, any remaining funds in the Initiatives Escrow Fund shall be returned by the Escrow Agent to Flexsteel.

3.8       Dubuque County shall have the right to review and/or audit upon reasonable notice and at its expense the City Escrow Fund, including Dubuque Initiative claims or expenditures, with regard to the Property.

SECTION 4.     SALE OF THE PROPERTY AFTER DEMOLITION AND REMEDIATION.

4.1       Initiatives shall market the Property for sale. City and Dubuque County must consent to any proposed sale of the Property, which consent shall not be unreasonably withheld.

4.2       The net proceeds of the sale of the Property shall be distributed as follows:

A.        City and the Dubuque County have entered into an Offer to Buy and Acceptance (the Purchase Agreement) dated the 5th day of _June, 2017 for the purchase of certain property described in that Purchase Agreement. Fifty percent (50%) of the net proceeds of the sale of the Property shall be distributed to City to be distributed by City to County but not to exceed the Purchase Price paid by County to City under the Purchase Agreement;

B.        Seventeen percent (17%) to City but not to exceed City’s share of the Demolition Costs paid out of the City Escrow Fund; and

C.       The balance, if any, to Initiatives.

4.3       If the net proceeds from the sale of the Property are insufficient to pay all Reimbursable Expenses and Costs and Recurring Expenses incurred by Initiatives after the exhaustion of the Initiatives Escrow Funds and the City Escrow Funds, and any other funds available for such costs, any development agreement between City and a developer of the Property may include a provision that City has agreed to share the tax increment revenue generated from the Property with Initiatives to the extent needed to extinguish any remaining expenses or debts so long as those expenses relate to environmental response activities, demolition, asbestos remediation, site preparation, infrastructure improvements including water, sewer, roads, excavation of soils, administrative, marketing and professional fees or other contemplated or eligible expenses under one or more approved tax increment plans, and so long as the Property is actually generating tax revenues. However, any environmental liability for environmental contamination which is the liability of Flexsteel shall not receive reimbursement through tax increment.

SECTION 5.     RELEASE AND INDEMNIFICATION.

5.1       Except for any negligence, misrepresentation, misconduct, or any unlawful act of City or Initiatives, Flexsteel releases and shall indemnify, defend, and hold City and Initiatives, their officers, agents, and employees, harmless from any claim, demand, suit, action, administrative action, cost, expense, or other proceedings whatsoever arising from or related to the condition of the Property or any Hazardous Substance in or on the Property that existed at the time Initiatives acquires the Property.

5.2       All covenants, stipulations, promises, agreements and obligations of City contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of City, and not of any governing body member, officer, agent, servant or employee of City in their individual capacity thereof.

5.3       The provisions of this Section shall survive the termination of this Agreement.

SECTION 6.     DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:

6.1       “Environmental Law” shall mean any and all federal, state and/or local laws, regulations and legal requirements pertaining to (i) the protection of health, safety and the indoor and outdoor environment, (ii) the conservation, management or use of natural resources and wildlife, (iii) the protection, access to or use of surface water and groundwater, (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment) storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (v) pollution (including, without limitation, any Release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq.; the Clean Air Act of 1966, as amended, 41 U.S.C. 7401 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq.; the Hazardous Substances Transportation Act, 49 U.S.C. App. 1801 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq.; the National Environmental Policy Act of 1969, 42 U.S.C. 4321 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq.; Chapter 455B of the Iowa Code; any similar, implementing or successor law to any of the foregoing and any amendment, rule, regulation, order or directive issued thereunder.

6.2       “Hazardous Substance” or “Hazardous Substances” shall mean any hazardous or toxic substance, material or waste, which is or becomes regulated by any local government, the State of Iowa or the United States Government. It includes, without limitation, any material or substance that is (i) defined as a “hazardous substance” or “hazardous waste” under Chapter 455B, Iowa Code, (ii) petroleum and petroleum products, (iii) asbestos containing materials in any form or condition, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1321), (v) defined as a “hazardous waste pursuant to § 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., (vi) defined as a “hazardous substance” pursuant to § 101 of the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C § 9601 et seq., or (vii) defined as a “regulated substance” pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. § 6991 et seq.] The term “Hazardous Substance” shall not include any air emissions discharged into the atmosphere as allowed by a duly issued permit from the applicable governmental agency.

6.3       “Release” shall mean any spilling, migrating, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Substance and including without limitation the migration of any Hazardous Substance onto the Property from an adjacent property.

6.4       “Reimbursable Expenses and Costs” shall mean any and all costs incurred by Initiatives in any way related to ownership, maintenance or improvement of the Property, including, but not limited to, Demolition Costs and Environmental Remediation Costs, any claims or causes of action related to the Property, and costs for removal of buildings, foundations or other structures, costs of retained experts and attorneys’ fees. Reimbursable Expenses and Costs shall be paid by the respective Escrow Agent first from the Initiatives Escrow Funds, and after the Initiatives Funds have been exhausted, from the City Escrow Funds, within thirty (30) days of receipt by the Escrow Agent of an invoice (and any supporting documentation) from Initiatives and a copy of Flexsteel’s written consent, and, if the funds are to be paid from the City Escrow Funds, City’s written consent to the expense and payment thereof.

6.5       “Recurring Expenses” shall mean those reasonable expenses incurred by Initiatives that are incurred in holding the Property and that do not relate to taking physical actions, improvements or changes to the Property. Recurring Expenses shall expressly include any insurance premium or deductible costs, real estate taxes or assessments of any kind, security for the Property and attorneys’ fees incurred related to the Property or this Agreement. Recurring Expenses shall be paid to Initiatives from the Initiatives’ Escrow Funds or, if the Initiatives Escrow Funds have been exhausted, the City Escrow Funds, by the respective Escrow Agent within thirty (30) days of submission by Initiatives of an invoice, and any reasonable documentation of the expense requested by the Escrow Agent, related to such expense.

SECTION 7.     EVENTS OF DEFAULT AND REMEDIES.

7.1       Events of Default Defined. “Events of Default” under this Agreement and the term “Event of Default”, whenever it is used in this Agreement, shall mean:

A        Failure by Flexsteel to substantially observe or perform any material covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement; or

B        Failure by Flexsteel to substantially observe or perform any material covenant, condition, obligation or agreement on its part to be observed or performed under the Development Agreement.

7.2       Remedies on Default by Flexsteel. Whenever any Event of Default referred to in Section 7.1 of this Agreement occurs and is continuing, City or Initiatives, as specified below, may take any one or more of the following actions after the giving of written notice by City or Initiatives to Flexsteel and all other parties to this Agreement of the Event of Default, but only if the Event of Default has not been cured within sixty (60) days following such notice, or if the Event of Default cannot be cured within sixty (60) days and Flexsteel does not provide assurances to City or Initiatives that the Event of Default will be cured as soon as reasonably possible thereafter:

A       City or Initiatives may suspend its performance under this Agreement until it receives assurances from Flexsteel, deemed adequate by City or Initiatives, that Flexsteel will cure its default and continue its performance under this Agreement;

B       City or Initiatives may take any action, including legal, equitable or administrative action, which may appear necessary or desirable to collect any payments due under this Agreement or to enforce performance and observance of any obligation, agreement, or covenant under this Agreement or to recover any damages incurred due to such breach.

C       City shall be entitled to recover from Flexsteel all amounts expended by City in connection with the funding of the City Escrow Account, and City may take any action, including any legal action it deems necessary, to recover such amounts from Flexsteel. Initiatives shall be entitled to recover from Flexsteel all amounts expended by Initiatives related to any default of Flexsteel hereunder, and may take any action, including any legal action it deems necessary, to recover such amounts from Flexsteel.

7.3       No Remedy Exclusive. No remedy herein conferred upon or reserved to City or Initiatives is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

7.4       No Implied Waiver. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.

7.5       Agreement to Pay Attorneys’ Fees and Expenses. If any action at law or in equity, including an action for declaratory relief or arbitration, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs of litigation from the other party. Such fees and costs of litigation may be set by the court in the trial of such action or by the arbitrator, as the case may be, or may be enforced in a separate action brought for that purpose. Such fees and costs of litigation shall be in addition to any other relief that may be awarded.

7.6       Remedies on Default by City. If City defaults in the performance of this Agreement, Flexsteel or Initiatives may take any action, including legal, equitable or administrative action that may appear necessary or desirable to collect any payments due under this Agreement, to recover expenses of Flexsteel or Initiatives, or to enforce performance and observance of any obligation, agreement, or covenant of City under this Agreement. Flexsteel or Initiatives may suspend performance under this Agreement until it receives assurances from City, deemed adequate by Flexsteel or Initiatives, that City will cure its default and continue its performance under this Agreement.

7.7       Remedies on Default by Initiatives. If Initiatives defaults in the performance of this Agreement, Flexsteel or City may take any action, including legal, equitable or administrative action that may appear necessary or desirable to collect any payments due under this Agreement, to recover expenses of Flexsteel or City, or to enforce performance and observance of any obligation, agreement, or covenant of Initiatives under this Agreement. Flexsteel or City may suspend performance under this Agreement until it receives assurances from Initiatives, deemed adequate by Flexsteel or City, that Initiatives will cure its default and continue its performance under this Agreement.

SECTION 8 GENERAL TERMS AND PROVISIONS.

8.1       Notices and Demands. Whenever this Agreement requires or permits any notice or written request by one party to another, it shall be deemed to have been properly given if and when delivered in person or three (3) business days after having been deposited in any U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows:

If to Flexsteel:                Flexsteel Industries, Inc.

Attn: Chief Financial Officer

385 Bell Street

Dubuque, Iowa 52001

Phone: (563) 556-7730

With copy to:

Flexsteel Industries, Inc.

In-House Corporate Counsel

385 Bell Street

Dubuque, Iowa 52001

Phone: (563) 557-7730

If to City:                        City Manager

50 W. 13th Street

Dubuque, Iowa 52001

Phone: (563) 589-4110

Fax: (563) 589-4149

With copy to:

City Attorney

City Hall

50 W. 13th Street

Dubuque, Iowa 52001

If to Initiatives:                Douglas J. Horstmann, President

c/o Jill Connors

50 W. 13th Street

Dubuque, Iowa 52001

With copy to:

Flint Drake

Drake Law Firm, PC

300 Main St., Suite 323

Dubuque, Iowa 52001

or at such other address with respect to any party as that party may, from time to time designate in writing and forward to the other as provided in this Section.

8.2       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of City, Initiatives, and Flexsteel and their respective successors and assigns.

8.3       The Parties agree that Dubuque County, Iowa is an intended Third Party Beneficiary to Sections 2.2, 3.8, 4.1, and 4.2.

8.4       Subject to Execution of Development Agreement. This Agreement is subject to the execution of (1) the Development Agreement by City and Flexsteel for the development of Lot 4 of Dubuque Industrial Center South First Addition in the City of Dubuque, Iowa by not later than July 1, 2017, (2) an Offer to Buy and Acceptance Between the City of Dubuque and Dubuque County, Iowa, (3) a purchase agreement between Dubuque County, Iowa and Flexsteel Industries, Inc. or a wholly-owned subsidiary of Flexsteel Industries, Inc. and in the event that all such agreements are not executed by such date, this Agreement shall be null and void without further action of the parties.

8.5       Insurance. Flexsteel shall maintain at all times during the term of this Agreement all insurance on the Property in effect as of the date of this Agreement unless and until Initiatives takes possession and title of the Property as provided in Section 1.

IN WITNESS WHEREOF, City has caused this Agreement to be duly executed in its name and behalf by its Mayor and attested to by its City Clerk and Flexsteel and Initiatives have caused this Agreement to be duly executed.

CITY OF DUBUQUE, IOWA		FLEXSTEEL INDUSTRIES, INC.

By:	/S/ Roy D. Buol	By:	/S/ Timothy E. Hall
	Roy D. Buol, Mayor		Timothy E. Hall, SVP Finance CFO and Secretary

By:	/S/ Kevin S. Firnstahl
Kevin S. Firnstahl City Clerk

DUBUQUE INITIATIVES

By:	/S/ Douglas J. Horstmann
Douglas J. Horstmann, President